Exhibit 4.5

CI&T Inc.	CI&T Inc.
4º PROGRAMA DE OPÇÃO DE COMPRA DE AÇÕES	4th STOCK OPTION PROGRAM

O presente 4º Programa de Opção de Compra de Ações (“4º Programa”), alterado pelo Conselho de Administração da CI&T Software S.A. (“CI&T Brasil”) em 29 de outubro de 2021 e aprovado em Reunião do Conselho de Administração da CI&T Inc. (“Companhia”) ocorrida em 29 de outubro de 2021 , consiste na tradução e adaptação do 4º Programa de Opção de Compra de Ações da CI&T Brasil, haja vista a migração do Plano de Opção de Compra de Ações (“Plano”) da CI&T Brasil para a Companhia. Os termos e condições do 4º Programa estão descritas abaixo e as condições individuais aplicáveis a cada um dos Participates serão descritas nos respectivos Contratos de Opção de Compra de Ações (“Contratos de Opção”).

This 4th Stock Option Program ("4th Program"), as amended by CI&T Software S.A. (“CI&T Brasil”) Board of Directors resolution held on October, 29, 2021, and approved by CI&T Inc. (“Company”) Board of Directors resolution held on October, 29, 2021, consists in the translation and adaptation of the 4th Stock Option Program of CI&T Brasil, in view of the migration of Stock Option Plan ("Plan") from CI&T   Brasil   to the Company. The terms and conditions of the 4th Program are described below and the particular conditions applicable to each of the Participants will be described in the respective Stock Option Agreements ("Option Agreements").

1.        Participantes. Os Administradores, Executivos, Empregados e Prestadores de Serviço da Companhia ou de suas Controladas, indicados em lista que fica arquivada na sede da Companhia (em conjunto, “Participantes”).

1. Participants. The Managers, Executives, Employees and Service Providers of the Company or of its Subsidiaries indicated in a list which is filed at the Company's headquarters (jointly,   the "Participants").

2.      Condições para Exercício. As Opções adquiridas pelo Participate que tenham se tornado Opções Vestidas somente poderão ser exercidas se verificada a ocorrência de algum dos Eventos de Liquidez, desde que, em todos os casos, não seja verificada a ocorrência de uma hipótese de extinção das Opções, conforme previsto no Plano.

2. Conditions for the Exercise. The Options purchased by the Participant that become Vested Options may only be exercised upon occurrence of a Liquidity Event, provided that, in all cases, any event of termination of the Options has occurred, as provided for in the Plan.

3.Volume Global e Opções Alienadas. Serão entregues um número de Opções que não superará o limite global aprovado no Plano. Cada Opção, se exercida, corresponderá a 1 (uma) ação representativa a do capital social da Companhia nesta data. O Contrato de Opção celebrado com o Participate preverá a quantidade de Opções a serem adquiridas pelo respectivo Participante.

3. Global Volume and Disposed Options. The number of Options delivered will not exceed the global limit approved in the Plan. Each Option, if exercised, will correspond to 1 (one) share of the Company's capital stock on the date hereof. The Option Agreement entered into with the Participant will  provide  for  the  number  of  Options  to  be purchased by the respective Participant.

4.Verificação da Ocorrência de um Evento de Liquidez. São considerados Evento de Liquidez:	4. Verification of the Occurrence of a Liquidity Event. The following events shall be considered Liquidity Events:
(i) a ocorrência de uma oferta pública inicial de ações de emissão da Companhia que resulte na listagem e efetiva negociação de ações de	(i) occurrence of an initial public offering of shares issued by the Company that results in the listing and effective trading of shares
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emissão da Companhia B3 S.A. - Brasil, Bolsa, Balcão ou outra bolsa de valores de primeira linha no exterior (“IPO”);	issued by the Company in B3 S.A. – Brasil, Bolsa, Balcão or any other top tier foreign stock exchange ("IPO");

(ii)   a ocorrência da transferência da totalidade das ações de emissão da Companhia detidas, diretamente ou indiretamente, por fundos de investimento geridos pela Advent International Corporation (“Advent”) a um Terceiro, que não uma Afiliada da Advent (“Alienação”); ou

(ii)   occurrence of the transfer of the entirety of shares  issued  by  the  Company  directly  or indirectly held by investment funds managed by Advent International Corporation ("Advent") to a Third Party, other than an Affiliate of Advent ("Sale of the Company"); or

(iii) a ocorrência da transferência, diretamente ou indiretamente, de ações de emissão da Companhia representativas de mais do que 50% (cinquenta por cento) do capital social votante da Companhia a um Terceiro (“Alteração do Controle”).

(iii)  occurrence of the transfer, directly or indirectly, of shares issued by the Company representing more than fifty percent (50%) of the voting capital stock of the Company to a Third Party ("Change of Control").

4.1.      Verificada a ocorrência de um Evento de Liquidez, a Companhia deverá notificar os Participantes sobre a possibilidade de exercício das Opções Vestidas, observado o disposto no Plano, por meio de notificação escrita, entregue pessoalmente ou enviada pelo correio com aviso de recebimento aos endereços indicados no respectivo Contrato de Opção.

4.1.       If a Liquidity Event is verified, the Company shall notify the Participants informing the possibility to exercise the Vested Options, subject to the provisions of the Plan, by means of a written notice, delivered personally or sent by mail with acknowledgment of receipt to the addresses indicated in the respective Option Agreement.

4.2.      As Opções se tornarão antecipadamente exercíveis - tornando-se, portanto, Opções Vestidas - se verificada a ocorrência de uma Alienação ou Alteração do Controle, hipótese na qual a Companhia deverá notificar (incluindo o preço a ser pago pelas Ações na Alienação ou Alteração do Controle) os Participantes em até 15 (quinze) dias antes da consumação da Alienação ou Alteração do Controle (“Fechamento”) para que os Participantes notifiquem a Companhia, em até 5 (cinco) dias a contar do recebimento da referida notificação, manifestando seu desejo de exercer ou não as Opções Vestidas.

4.2.       The Options shall become early exercisable - therefore becoming Vested Options - upon occurrence of a Sale of the Company or Change of Control, in which case the Company shall notify the Participants (including the price to be paid for the Shares on the Sale of the Company or Change of Control) no later than fifteen (15) days prior to the consummation  of  the  Sale  of  the Company or Change of Control (“Closing”) so that the Participants can notify the Company within up to five (5) days from receiving such notice of whether or not he/she wishes to exercise the Vested Options.

4.3.      Na hipótese do Participante em questão desejar exercer as Opções Vestidas, deverá tomar todas as medidas necessárias a tal exercício, incluindo, mas não se limitando a subscrição e integralização das Ações decorrentes das Opções, ou pagamento do preço de aquisição das Ações da Companhia mantidas em tesouraria, conforme aplicável, no período compreendido entre a data da sua manifestação e 5 (cinco) dias antes do Fechamento.

4.3.       In the case the Participant wishes to exercise the Vested Options, he/she shall take all necessary steps to do so, including, but not limited to, the subscription and payment of the Shares resulting from the Options, or payment for the acquisition of Shares held in treasury, as applicable, in the period comprised between the date of his manifestation and five (5) days prior to the Closing.

4.4. Na hipótese do Participante em questão	4.4. In the event that the Participant informs
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informar à Companhia que não deseja exercer suas Opções Vestidas - ou deixar de notificá-la dentro do prazo referido na Cláusula 4.2 acima -, restarão automaticamente canceladas, de pleno direito, independentemente de aviso prévio ou indenização, suas respectivas Opções, ocasião em que o Participante perderá o investimento realizado na aquisição de tais Opções Vestidas.

the Company that he does not wish to exercise his Vested Options - or fails to notify the Company within the period set forth in Clause 4.2 above -his/her Options shall automatically lapse and be cancelled, regardless of prior notice, case which the Participant will lose the investment made to acquire such Vested Options.

4.5. Após o IPO, a Companhia deverá estabelecer janelas de exercício para o exercício das Opções Vestidas, conforme previsto no Contrato de Opção.	4.5. After an IPO, the Company shall establish exercise windows for the exercise of the Vested Options, as set forth in the Option Agreement.
5. Preço de Aquisição. O preço de aquisição de 1 (uma) Opção pelo Participante (“Preço de Aquisição”) é o previsto no respectivo Contrato de Opção.	5. Acquisition Price. The acquisition price of one (1) Option to be paid by the Participant (“Acquisition Price”) shall be set forth in the Option Agreement.
6. Preço de Exercício. O preço de exercício, a ser pago pelo Participante, por cada Opção (“Preço de Exercício”) será o previsto no Contrato de Opção.	6. Exercise Price. The exercise price to be paid by the Participant for each Option (“Exercise Price”) shall be set forth in the Option Agreement.

6.1.      Em caso de não pagamento do Preço de Exercício na forma prevista no Contrato de Opção, as  Opções adquiridas no âmbito do respectivo Contrato de Opção restarão automaticamente canceladas, de pleno direito, independentemente de aviso prévio, e sem que o Participante tenha direito a qualquer reembolso ou indenização, sendo que todos os atos referentes à emissão, subscrição, integralização ou aquisição de Ações, conforme o caso,  eventualmente já   praticados  se  tornarão ineficazes.

6.1.In the event of non-payment of the Exercise Price as set forth in the Option Agreement, the Options  shall automatically lapse and be cancelled, irrespective of prior notice, and without the Participant being entitled to any reimbursement or indemnification, and all acts related to the issuance, subscription, payment or acquisition of Shares, as the case may be, already performed shall become ineffective.

7.          Prazo de Carência. As Opções outorgadas a cada Participante tornar-se-ão Opções Vestidas na  medida  em que o Participante permanecer continuamente vinculado como Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas, da data de assinatura do respectivo Contrato de Opção até o término dos prazos de carência abaixo especificados, nas seguintes proporções (“Prazo de Carência”):

7.Vesting Period. Options granted to the Participant shall become Vested Options to the extent that the Participant remains continuously engaged as a Manager, Executive, Employee or Service Provider of the Company or of its Subsidiaries  from  the  date of execution of the Option Agreement until the expiration of the vesting periods specified below, in the following proportions ("Vesting Period"):

(i) 15% (quinze por cento) das referidas Opções serão vestidas em 1º de janeiro de 2022;	(i) fifteen percent (15%) of such Options shall vest on January 1, 2022;
(ii) 15% (quinze por cento) das referidas Opções serão vestidas em 1º de janeiro de 2023;	(ii) fifteen percent (15%) of such Options shall vest on January 1, 2023;
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(iii) 20% (vinte por cento) das referidas Opções serão vestidas em 1º de janeiro de 2024;	(iii) twenty percent (20%) of such Options shall vest on January 1, 2024;
(iv) 20% (vinte por cento) das referidas Opções serão vestidas em 1º de janeiro de 2025; e	(iv) twenty percent (20%) of such Options shall vest on January 1, 2025; and
(v) 30% (trinta por cento) das referidas Opções serão vestidas em 1º de janeiro de 2026.	(v) thirty percent (30%) of such Options shall vest on January 1, 2026.

Não obstante a regra geral acima, o Conselho de Administração ou o Diretor Presidente poderá definir um Prazo de Carência distinto para determinados Participantes, o qual será refletido no respectivo Contrato de Opção.

Notwithstanding the general rule above, the Board of Directors or the Chief Executive Officer may define a   different Vesting Period for certain Participants, which will be reflected in the respective Option Agreement.

O Prazo de Carência será antecipado na hipótese de ocorrência de uma Alienação ou Alteração do Controle, conforme definido na Cláusula 5.3 do Plano. Para que não restem dúvidas, somente uma Alienação ou Alteração do Controle antecipa o Prazo de Carência, sendo certo que a ocorrência de um IPO não antecipa o Prazo de Carência.

The Vesting Period shall be accelerated upon occurrence of a Sale of the Company or Change of Control, as defined in Clause 5.3 of the Plan. For the avoidance of doubt, only a Sale of the Company or Change of Control accelerates the Vesting Period, provided that occurrence of an IPO does not accelerate the Vesting Period.

8.          Prazo de Exercício. O Prazo de Exercício tem início após o decurso do Prazo de Carência e terminará quando do que primeiro ocorrer entre (i) a verificação de uma Alienação ou Alteração do Controle e desde que as Opções Vestidas não sejam exercidas antes do Fechamento, nos termos da Cláusula 4.2 acima; ou (ii) caso ocorra um IPO, o decurso do prazo (ii.a) de 12 (doze) meses a contar da data em que o IPO ocorreu, em relação às Opções Vestidas até a data do IPO (inclusive), ou (ii.b) de 12 (doze) meses a contar da data que as Opções se tornarem Opções Vestidas após a data do IPO; sendo certo, no entanto, que o Participante terá o direito de manter até 40.883 (quarenta mil, oitocentos e oitenta e três) Opções Vestidas (ajustadas por desdobramento, grupamento e eventos similares nos termos do Plano) para exercício posterior aos prazos constantes nestes itens (ii.a) e (ii.b), desde que o exercício de referidas Opções Vestidas ocorra até o prazo limite de 1º de janeiro de 2027 e desde que não ocorra o Desligamento do Participante, de modo que na hipótese de Desligamento do Participante o direito de extensão do exercício ora previsto será automaticamente cancelado e o Participante deverá exercer as referidas Opções Vestidas cujo exercício tenha sido estendido no prazo máximo de 12 (doze) meses contados do Desligamento, após o que as mesmas

8.Term of Exercise. The term of exercise begins after the expiration of the Vesting Period and shall remain in force until the first to occur between (i) verification of a Sale of the Company or Change of Control and provided that Vested Options are not exercised prior to the Closing, as set forth in Clause 4.2 above; or (ii) in the event of occurrence of an IPO, expiration of a term (ii.a) of twelve (12)  months counted from the date on which the IPO occurred, in respect of Vested Options vested until and including the date of the IPO, or (ii.b) of twelve (12) months counted from the date on which the Options shall become Vested Options following the date of the IPO; it being understood, however, that the Participant will have the right to keep up to six hundred (40.883) Vested Options (adjusted by split, reverse split and similar events under the terms of the Plan) for exercise after the terms stated in these items (ii.a) and (ii.b), provided that the exercise of said Vested Options occurs until January 1, 2027 and provided further that there is no Termination of the Participant. In the event of Participant’s Termination, the right to extend the exercise term provided herein shall automatically lapse and be cancelled and the Participant shall exercise such Vested   Options which exercise  term  has  been extended within a maximum period of twelve (12) months counted as of the date of the Termination

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restarão automaticamente extintas, de pleno direito, independentemente de aviso prévio, e sem que referidos Participantes tenham direito a qualquer reembolso ou indenização (“Prazo Máximo de Exercício”).

and the Participants will not be entitled to any refund or indemnity (“Maximum Exercise Term”).

9.      Restrições à Transferência de Ações. Na hipótese de um IPO, o Participante somente poderá alienar ou negociar 50% (cinquenta por cento) de suas Ações decorrentes do exercício das Opções Vestidas, e as demais 50% (cinquenta por cento) somente poderão ser alienadas ou negociadas depois de transcorrido 180 (cento e oitenta dias) dias contados da data de exercício das referidas Opções. Em caso de Alienação ou Alteração do Controle, não haverá restrições de prazo à negociação de Ações decorrentes do exercício das Opções, aplicando-se as demais cláusulas e condições previstas neste Programa, no Plano e no Contrato de Opção.

9.Restrictions to the Transfer of Shares. In the event of an IPO, the Participant may only sell or negotiate fifty percent (50%) of its Shares resulting from the exercise of the Options and the remainder fifty percent (50%) can be sold or negotiated only after the lapse of one hundred and eighty (180) days counted from the date of exercise of the Options. In the event of a Sale of the Company or Change of Control, there shall be no restrictions regarding the term for trading the Shares resulting from the exercise of Options, applying, however, the other clauses and conditions provided for in this Program, the Plan and the Option Agreement.

10.     Alterações. Quaisquer alterações às disposições deste 4º Programa somente surtirão efeito com relação aos Participantes desde que concordem  expressamente com  tais  alterações, exceto na hipótese prevista na Cláusula 13.4 do Plano, hipóteses em que as alterações independerão da concordância dos Participantes.

10.Changes. Any changes to the provisions of this 4th Program shall only take effect with respect to the Participants to the extent they expressly agree to such changes, except in the case provided for in Clause 13.4 of the Plan, in which case the changes shall not depend on the Participants' agreement.

11. Termos Definidos. Quaisquer termos iniciados com letra maiúscula neste 4º Programa terão os significados que lhes tenham sido atribuídos no Plano, exceto se de outra forma aqui definido.	11.Definitions. Unless otherwise defined herein, the capitalized terms and expressions used in this 4th Program have the same meanings assigned to them in the Plan.

12.      Participantes Não-Residentes. Para os Participantes não residentes no Brasil, deverão ser observadas as regras adicionais descritas nos apêndices ao Plano, bem como em outros anexos que venham a ser incorporados ao Plano.

12.Non-Resident Participants. For Participants who are not residents in Brazil, the additional rules described in the appendices to the Plan must be observed, as well as in other appendices that may be incorporated into the Plan.

13.      Disposições Gerais. Quaisquer dúvidas ou divergências que possam surgir por parte da Companhia ou dos Participantes com relação às aquisições objeto deste 4º Programa ou quaisquer de suas condições deverão ser apresentadas ao Conselho de Administração.

13General Provisions. Any doubts or divergences that may arise on the part of the Company or the  Participants in relation to the acquisitions object of this 4th Program or any of its conditions shall be  submitted  to  the  Board  of Directors.

14.       Conflito de Tradução. Na hipótese de quaisquer questões ou conflitos relacionados a ambas as versões, a versão em português prevalecerá em relação aos Participantes residentes no Brasil e a versão em inglês prevalecerá para os Participantes não residentes no Brasil.

14.Conflict of Translation. In the event of any conflict between the Portuguese and English translation, the Portuguese version shall govern in relation to the Participants residing in Brazil and the English version shall govern for Participants not residing in Brazil.

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